Exhibit 99.1

-- WITH LOGO -- TO BUSINESS EDITOR:

                Pfizer Inc Second-Quarter 2005 Performance Report

                   Pfizer Delivers Solid Operating Performance
             While Making Progress Toward Long-Term Strategic Goals

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           Key In-Line and New Products Achieve Strong Revenue Growth

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              Second Quarter Reported Net Income of $3.463 Billion,
        Reported Diluted EPS of $.47; Second Quarter Adjusted Income* of
                  $3.424 Billion, Adjusted Diluted EPS* of $.46

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                    New-Product Pipeline Continues to Advance
          with U.S. Regulatory Approvals of Revatio, Zmax, and Lyrica;
            Important Clinical Data for Sutent, Exubera, and Lipitor;
                  Agreement to Acquire Vicuron Pharmaceuticals

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              Pfizer Remains On Track to Submit an Industry-Record
                  20 Major U.S. Regulatory Filings in 2001-2006

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  Company Begins Implementing New Productivity Initiative, Leverages Financial
                         Strength with Expanded Earnings
               Repatriation Program and New Share-Purchase Program

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            Pfizer Leads by Example in Employer-Sponsored Healthcare
                     by Launching Healthy Directions Program

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   Despite Stronger U.S. Dollar, Pfizer's Solid Operational Performance Leads
                          Company to Continue to Target
                Adjusted Diluted EPS* of About $1.98 in 2005 and
           Double-Digit Adjusted Diluted EPS* Growth in 2006 and 2007

    NEW YORK, July 20 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the second quarter of 2005.

    "Pfizer achieved solid operating results in the second quarter," said Hank McKinnell, chairman and chief executive officer. "While Pfizer continues to achieve solid current performance, the company is successfully reinventing itself for the long term to meet patients' healthcare needs and to enhance shareholder value. Pfizer's strategy for long-term growth has four key components -- maximizing the value of current products; developing, licensing, or acquiring new products; leveraging our scale and financial strength; and developing innovative approaches to improving human health. Pfizer made significant progress toward achieving each of these strategic goals in the second quarter."

    Pfizer revenues for the second quarter of 2005 grew 1 percent to $12.425 billion, compared to the second quarter of 2004. The Company's Human Health business generated revenues of $10.638 billion, down 1 percent, in the second quarter. Quarterly revenues of Pfizer's Consumer Healthcare business were $969 million, up 12 percent. Pfizer's Animal Health revenues increased 19 percent in the quarter to $578 million.

    Reported second-quarter net income of $3.463 billion and reported diluted earnings per share of $.47 included $816 million ($.11 per share) of purchase accounting adjustments for acquisitions (primarily non-cash intangible amortization charges); merger-related costs of $178 million ($.02 per share); and certain significant items representing income of $1.042 billion ($.14 per share), which included $490 million of income ($.07 per share) related to a revised estimate of taxes for the repatriation of foreign earnings in 2005 and $586 million of income ($.08 per share) related to the resolution of certain tax positions, and $39 million in expenses ($.01 per share) related to the new Adapting to Scale productivity initiative, all on an after-tax basis. Excluding these items and the impact of discontinued operations of $9 million, adjusted income* in the second quarter of 2005 decreased 5 percent relative to the same period in 2004 to $3.424 billion, and adjusted diluted EPS* in the quarter decreased 2 percent to $.46, compared to the same period in 2004.

                      During Transition Year, Human Health
                          Medicines Again Lead Industry

    Second-quarter Human Health revenues reflect growth in the in-line portfolio, offset by sales declines associated with Celebrex and Bextra and generic competition to Neurontin, Diflucan, and Accupril.

    "The solid performance of our in-line portfolio affirms Pfizer's long-planned strategy to offset the effects of patent expirations with revenue built on a broad base," said Karen Katen, vice chairman and president of Pfizer Human Health. "Pfizer leads in eleven therapeutic areas (based on IMS Audited Sales 1Q2005). Our year-to-date performance demonstrates the strength and depth of our in-line portfolio. Excluding the COX-2-selective inhibitors and major products that have lost exclusivity in the U.S. within the last year, Human Health revenues in the first half of 2005 increased 18 percent, compared to the first half of 2004, driven by the industry's broadest portfolio of innovative products."

    Fast-Growing Medicines. Nine of Pfizer's top ten products showed second-quarter growth as measured year to year. These include Lipitor (up 21 percent), Norvasc (up 12 percent), Zoloft (up 1 percent), Zithromax (up 14 percent), Viagra (up 1 percent), Zyrtec (up 16 percent), Xalatan/Xalacom (up 17 percent), Camptosar (up 58 percent, benefiting from the recent acquisition of rights in Europe), and Detrol/Detrol LA (up 22 percent). Additional strong performers include Aromasin (up 86 percent), Zyvox (up 39 percent), Relpax (up 34 percent), Geodon (up 32 percent), and Vfend (up 28 percent).

    With $2.9 billion of worldwide revenue in the second quarter, Lipitor grew at 21 percent and remains the world's best-selling medicine. Lipitor is the most prescribed cholesterol-lowering therapy in the world, with nearly 100 million patient years of experience. Despite the entry of new competitors in the statin market, Lipitor maintains strong sales growth and preferred formulary status. Since the introduction of Lipitor more than eight years ago, its safety and efficacy have been supported through an extensive clinical trial program with more than 400 ongoing and completed trials involving more than 80,000 patients.

    The landmark Treating to New Targets (TNT) study investigated the cardiovascular benefit of lowering LDL cholesterol well below current guidelines in patients with coronary heart disease. This five-year trial builds on the well-established safety profile of Lipitor 80 mg, demonstrating musculoskeletal safety comparable to the 10 mg dose. Emerging results from a sub-group analysis of the TNT trial were reported at the American Diabetes Association meeting on June 12. These results demonstrated that patients with diabetes taking high doses of Lipitor experienced significant additional cardiovascular benefit.

    In addition, the Australian Government Pharmaceutical Benefits Advisory Committee recently reviewed comprehensive data on the clinical and cost-effective benefits of Lipitor compared to simvastatin and concluded that Lipitor is more effective at lowering cholesterol. We believe this to be a very positive endorsement of the benefits of Lipitor for millions of patients around the world by an independent official government advisory committee. This review of our data may have significant implications for other governments when considering the efficacy and cost effectiveness of Lipitor.

    Despite loss of exclusivity in much of Europe, Norvasc continues to be driven by strong growth in the U.S. and has delivered another billion-dollar quarter worldwide (up 12 percent, compared to the second quarter of 2004). Norvasc year-to-date U.S. total-prescription growth continues to outpace the market (7 percent versus 5 percent).

    After the decline in its sales performance beginning in late 2004, Celebrex sales have improved, with year-to-date revenues of over $800 million. U.S. weekly arthritis new-prescription market share of Celebrex has improved from 7.4 percent in mid-February to 10.6 percent in early July. This improvement is coming both from switches of about one-third of Bextra prescriptions to Celebrex and from organic product growth.

    Adding to our understanding of the cardiovascular safety profile of Celebrex are two new epidemiological studies published in the June 9 issue of the British Medical Journal (BMJ). The study in BMJ by Cox and Coupland, et al., suggests an increased risk of heart attack associated with current use of some non-steroidal anti-inflammatory drugs (NSAIDs) such as diclofenac and ibuprofen. The authors found no significant increase in cardiovascular risk associated with the use of Celebrex, although the measures of relative risk were of similar magnitude to those observed with the other drugs. The other study in BMJ by Hudson et al. reported that the risk of death and recurrent congestive heart failure combined was higher in elderly patients prescribed non-selective NSAIDs or rofecoxib than in those prescribed Celebrex.

    Last month, an expert panel of the European Medicines Agency (EMEA) reaffirmed use of both Celebrex and Dynastat (with new warnings and contraindications) as important treatment options for patients. The Canadian government has also concluded that Celebrex should remain on the market and that all NSAIDs carry a similar cardiovascular risk profile. In the U.S., Pfizer has received the FDA's proposal for revised labeling for Celebrex and all other medicines in the NSAID category, reflecting the agency's conclusion that the cardiovascular risk profiles of these products are similar based on the clinical evidence available to date.

    Caduet continues its steady growth, up 143 percent year-to-date to $73 million. Caduet is a clinical enhancement to manage hypertensive patients with other cardiovascular risk factors. Caduet has recently received approval in France. As with any novel approach, we anticipate that revenue growth will accelerate over time.

    Recent & Upcoming Launches. Pfizer is in the process of launching at least four new medicines in important disease categories in the U.S. during 2005 -- Macugen, Lyrica, Revatio, and Zmax.

    Within three months of launching in the U.S., Macugen attained the number one rank in Verispan monthly physician claims share for neovascular age-related macular degeneration (AMD). Claims share is the projected share of physician claims for all neovascular AMD patients treated in the U.S. In the U.S., Pfizer markets Macugen with Eyetech Pharmaceuticals, Inc., the medicine's discoverer.

    A recent tracking survey shows that more than 74 percent of all retina specialists in the U.S. have administered Macugen to their patients. Medicare covers Macugen in all 50 states, and it is increasingly being used as a primary therapy regardless of lesion subtype or size. Macugen has recently been approved in Canada and Brazil and has been filed for approval in the E.U., Australia, and Switzerland. Macugen joins a strong ophthalmology portfolio that includes Xalatan, the world's number-one agent for treatment of glaucoma. In June, Xalatan in the U.S. reached a new 52-week prescription share all-time high of
29.3 percent.

    In June, the FDA approved Lyrica as adjunctive therapy for adults with partial onset seizures. This latest indication builds on the earlier FDA approval of Lyrica for two of the most common forms of neuropathic pain -- diabetic peripheral neuropathy, a chronic neurologic condition affecting nearly three million Americans, and postherpetic neuralgia. Lyrica is now approved in 47 countries outside the U.S. In the U.K., Germany, and Mexico, Lyrica is one of the most successful epilepsy or neuropathic-pain launches ever. A supplemental filing has been submitted in the E.U. for use of Lyrica in treatment of generalized anxiety disorder. Pfizer expects to launch Lyrica in the U.S. as soon as final DEA scheduling is received.

    The Lyrica clinical program -- the largest ever for a neuroscience compound, with more than 9,000 patients in clinical trials -- has produced compelling results. At the American Diabetes Association meeting in June, pooled data from six randomized, placebo-controlled studies involving more than 1,300 patients with painful diabetic peripheral neuropathy demonstrated that Lyrica significantly reduces pain as early as day 1, improves pain-related sleep interference, and improves overall patient-reported outcomes such as vitality, mental health, and social functioning.

    Pfizer expects to launch Revatio (sildenafil citrate) for U.S. patients this summer. In June, the FDA concluded its priority review and approved Revatio to treat adult pulmonary arterial hypertension (PAH), a rare, aggressive, and life-shortening vascular disease. "Pfizer will promote Revatio to treat patients with PAH, a deadly disease that currently has no sufficient treatment options," Karen Katen said. "We are committed to using Pfizer's vast scientific capability to address unmet medical need, regardless of commercial potential."

    Also in June, the FDA approved Zmax (azithromycin extended release), a patented microsphere Zithromax formulation that provides a single-dose treatment for mild-to-moderate acute bacterial sinusitis and community-acquired pneumonia in adults. This innovative technology allows for release of the medicine in the small intestine rather than in the stomach, which results in a favorable side-effect profile. A single-dose antibiotic will be a significant advancement toward improving compliance.

                    New-Product Pipeline Continues to Advance

    Pfizer achieved several key milestones in development of new products during the second quarter of 2005:

    - The filing for Indiplon Immediate Release capsules was accepted in June by the FDA. FDA decision on the acceptance of the Modified Release tablet filing is expected shortly. Indiplon is a novel GABA-A receptor potentiator for the treatment of multiple aspects of insomnia. Pfizer is developing Indiplon jointly with Neurocrine Biosciences. Insomnia is estimated to affect at least 70 million Americans; an estimated 75 million experience minor sleep disturbances.

    - The U.S. regulatory review of Oporia, a selective estrogen receptor modifier for osteoporosis prevention and vaginal atrophy, is progressing.

    - At the American Diabetes Association meeting in June, Pfizer presented clinical results from three studies showing that Exubera (inhalable human insulin) provided effective, sustained glycemic control and was well tolerated for over two years in adults with type 2 diabetes. A fourth study showed that three months of Exubera therapy was well tolerated and as effective as injectable short-acting insulin in achieving tight glycemic control in adults with type 1 diabetes. Inhalable insulin represents a significant advance in diabetes treatment, as up to 45 percent of patients with type 2 diabetes delay insulin treatment, citing fear of injections. The FDA and EMEA are reviewing applications to market Exubera for adult patients with type 1 and type 2 diabetes. Exubera is under joint development by the Sanofi- Aventis Group and Pfizer. Pfizer is also partnering with Nektar Therapeutics, which developed the inhalation device and the technique for spray-drying insulin into powdered form.

    - In data presented at a meeting of the American Society of Clinical Oncology, Sutent, a potential breakthrough multi-targeted tyrosine kinase inhibitor in Phase 3 development, was shown to prolong the time to tumor progression in patients with gastrointestinal stromal tumors who were resistant to or intolerant of the standard treatment Gleevec (6.3 months on Sutent versus 1.5 months for controls) and reduced their risk of death by approximately 50 percent versus placebo. In addition, a 63-patient Phase 2 trial showed 40 percent of metastatic renal cell carcinoma patients responded to Sutent treatment as measured by standard response criteria, and the median overall survival was 16.4 months. Encouraging Phase 2 results also were observed in other tumor types, such as metastatic breast cancer and neuroendocrine tumors. Sutent is an integral component of Pfizer's long-term vision for oncology. For the first time, quarterly revenues for our current oncology portfolio surpassed $500 million, with second-quarter growth of 39 percent (compared to the second quarter of 2004).

    - A supplemental U.S. filing was submitted in June for the use of Genotropin, the world's leading human recombinant growth hormone, in the treatment of short stature and growth problems resulting from Turner's syndrome.

    - In June, a supplemental filing was submitted in the U.S. for a new powder for oral suspension formulation of Vfend.

    - A supplemental filing was approved in the E.U. in April for use of Fragmin in treating deep vein thrombosis. Fragmin is a clot-preventing agent in a class of drugs known as low-molecular-weight heparins. Fragmin is already indicated for prophylaxis of deep vein thrombosis.

    - Maraviroc (UK-427,857) is in Phase 3 development for treatment of HIV. Maraviroc is a revolutionary new CCR-5 co-receptor antagonist, which prevents the HIV virus from infecting white blood cells.

    - Pfizer began production of torcetrapib/atorvastatin, a new medicine candidate under development to lower LDL cholesterol and raise HDL cholesterol, at a $90 million plant expansion at our facility in Loughbeg, Ireland.

                    Pfizer Promotes Prevention and Wellness,
                            Availability of Medicines

    "Pfizer continues to look for new ways to improve health and reduce long-term costs," said Sylvia Montero, senior vice president, human resources. "One such strategy began internally with Pfizer employees in June. Pfizer launched Healthy Directions, a new incentive-based health-management program that focuses on prevention and wellness. Employees participate in health screenings and surveys that help identify specific areas for holistic health improvement. Healthy Directions is a proactive commitment on Pfizer's part to Pfizer colleagues and their families to help them understand their underlying health conditions and, with their physicians, be an active participant in managing their health."

    Pfizer's external public-health program, Know Your Health, provides educational materials to promote prevention and wellness. Know Your Health encourages patients to learn about their medical conditions and gives them tools to track doctor visits, prescriptions, and diet and exercise regimens.

    Pfizer and Humana have created Green Ribbon Health, a Florida-based project to provide better care to high-risk patients at lower cost by promoting prevention and wellness. Starting in October, Green Ribbon will enroll 20,000 Medicare beneficiaries with diabetes and/or congestive heart failure to receive personalized care to help them manage their health. Enrollees will participate in classes and receive access to a personal support team and a 24-hour nurse hotline. Green Ribbon is targeting nine Florida counties with high health costs, poor health, traditionally low Medicare quality, and diverse populations. The Centers for Medicare and Medicaid Services (CMS) chose Green Ribbon as one of nine projects nationwide to find new ways to improve health while cutting costs at least 5 percent. After three years, CMS will make this prevention-based care a permanent service and will award larger national contracts to the most successful project.

    Since availability of medicine helps promote wellness and prevent disease, Pfizer continues looking for new ways to help the 45 million Americans without insurance find and pay for prescription medicines. Pfizer is proud to be an important part of the Partnership for Prescription Assistance, launched on April 5 by a national coalition of pharmaceutical companies and other healthcare providers. This partnership provides a single point of entry to connect patients with low-cost or free medications directly from pharmaceutical companies and other sources. Pfizer has joined nine other pharmaceutical companies to create Together Rx Access to help patients obtain medicines through retail pharmacies. The Together Rx Access card will enable approximately 80 percent of uninsured Americans to gain access to more than 275 brand-name and generic prescription medicines and other products, at savings of up to 40 percent. Both programs build on the successful model of Pfizer Helpful Answers, the company's own program to expand availability of Pfizer medicines.

    "These education and access programs demonstrate Pfizer's commitment to helping people become better informed about their medical conditions and to get the medicines they need," said Karen Katen. "A critically important next step is the rollout of the Medicare prescription drug benefit, where productive steps are being taken to inform seniors of the benefits of enrolling. At the same time, providers are playing an important role in developing plans that offer seniors both choice and access to medicines."

         Streamlining Our Business to Improve Performance and Efficiency

    During the second quarter, Pfizer made significant progress in our multi-year productivity initiative, called Adapting to Scale, to increase efficiency and streamline decision making across the company. The initiative is expected to yield $4 billion in cost savings on an annual basis by 2008, based on a top-to-bottom business review completed during the first half of 2005.

    "We are fully committed to realizing these cost savings, which will better enable us to grow our products and pipeline so our company can return to double-digit adjusted diluted EPS* growth next year," said David Shedlarz and Karen Katen, vice chairmen, who are co-leading this effort for the company.

    This initiative, first announced in April, follows the integration of Warner-Lambert and Pharmacia, which resulted in the tripling of Pfizer's revenues over the past five years. The integration of those two companies is expected to result in a combined expense reduction of $6 billion in 2005, inclusive of $4.2 billion in Pharmacia-related synergies that are expected to be achieved this year.

    During 2005, we anticipate that cost savings from our new initiative will approximate $400 million. These will accelerate over the following three years, with about $2 billion in savings targeted for 2006, about $3.5 billion in 2007, and about $4 billion upon completion in 2008. These total savings of $4 billion are expected to be realized in procurement ($1.3 billion), operating expenses ($1.3 billion), and facilities ($.3 billion), among other sources. The company expects that the cost of implementing this initiative through 2008 will be approximately $4 billion to $5 billion, reflecting the results of our detailed implementation planning in the second quarter.

    Pfizer is aggressively reducing costs in support services while continuing to invest in growth opportunities. For example, savings from operating expenses will be derived in part from reductions in travel, entertainment, consulting, and other external service expenses. Facilities savings are being found in site rationalization, energy conservation, and renegotiated service contracts. Purchasing initiatives will focus on rationalizing suppliers, leveraging the approximately $16 billion of goods and services that Pfizer purchases annually, improving demand management to optimize levels of outside services needed, and strategic sourcing from lower-cost sources.

    While some projects are already underway, during the second half Pfizer will accelerate the implementation of changes, including:

    - A reorganization of Pfizer Global Research & Development (PGRD) to reduce costs, speed decision making, and concentrate resources on projects that have demonstrated the highest likelihood of success. Through this initiative, PGRD is moving toward an operating model focused on therapeutic areas from the earliest stages of research into development and throughout product life cycles.

    - Further progress in optimizing Pfizer Global Manufacturing's plant network to ensure that the company's manufacturing facilities are aligned with current and future product supply needs. Since December 2004, Pfizer has announced the divestiture of facilities in Augusta, GA; Holland, MI; Angers and Val-de-Reuil, France; Morpeth, U.K.; and Stockholm, Sweden, as well as several smaller facilities. In addition, plants in Arecibo, Caguas, and Cruce Davila, Puerto Rico; and Sandwich, U.K., are being restructured. Since 2003, Pfizer has announced plans to reduce the number of plants in its global network by more than 25 percent. These initiatives, which will continue over the next three years, will further enhance the organization's industry-leading efficiency.

    - Increasing productivity by redesigning the U.S. field force to reflect the new Medicare regions and to respond to changing market dynamics, including respecting the time demands of physicians.

    - Reorganizing commercial support across the European region to increase focus on the needs of emerging customers and eliminate redundancy and duplicative activities.

    - Savings in information technology (IT) resulting from significant reductions in applications (already reduced from about 8,000 at the time of the Pharmacia acquisition in 2003 to about 4,000 today, with considerable further reduction planned) and data centers (to be reduced from 17 to 4), as well as rationalization of service providers, while enhancing our ability to invest in innovative IT opportunities to further propel our growth.

    "By adapting to scale, Pfizer is tearing down silos and streamlining processes -- unburdening our organization to focus on activities that matter most to our business and to the patients who rely on us," said Karen Katen. "This effort will help Pfizer operate more efficiently and cost-effectively, so we can create greater value for patients, customers, and shareholders. We understand that these changes will be challenging for all colleagues. Unfortunately, some of these organizational changes will result in job reductions. Consistent with our values, we will do everything we can to help affected colleagues during the transition."

                          Leveraging Financial Strength

    "Pfizer is actively employing its strong positive cash flow for the long-term interests of shareholders," said David Shedlarz, vice chairman. "The company is both investing aggressively in promising new business opportunities and returning cash to shareholders through growing dividends and a new $5 billion share purchase program."

    Pfizer has a strong track record of augmenting our internal product portfolio with external opportunities. The recent announcement of the agreement to acquire Vicuron Pharmaceuticals is one more demonstration of this approach. In the recent past, Pfizer has acquired companies with innovative technologies and exciting product candidates, such as Esperion, Idun, Angiosyn, and Meridica, as well as entered into collaborations with Medarex, Rigel, and Coley. The company will continue to identify external opportunities that enhance our targeted therapeutic areas. This acquisition strategy is aided by Pfizer's repatriation of about $37 billion in foreign earnings during 2005.

    "Pfizer has performed well and will continue to perform well in spite of the recent adverse impact of foreign exchange," said Alan Levin, chief financial officer. "Since the beginning of April, the U.S. dollar has strengthened about 7 percent against the euro, about 8 percent against the pound sterling, and about 4 percent against the yen. As a result, we now project a modest decline in revenues for the full year, compared to 2004. Cost of sales as a percentage of revenues will continue to remain under pressure throughout the year. And the company will continue to make the necessary investments to propel its future growth, including R&D expenditures of about $8 billion this year. Nevertheless, at current exchange rates, we continue to target 2005 adjusted diluted EPS* of about $1.98, reflecting our confidence in the underlying operational performance of the company. Reported diluted EPS in 2005 of about $1.24 is now anticipated, compared to a previous estimate of about $1.04, in large part due to the resolution of certain tax positions, a revised estimate of the tax cost of repatriating foreign earnings reflecting recent U.S. Treasury guidance and the recently announced expansion of our repatriation strategy, and a revised estimate of restructuring and implementation costs associated with our productivity initiative. Forecasted 2005 reported diluted EPS does not include the impact of any pending acquisitions, such as Vicuron Pharmaceuticals. The strengthened U.S. dollar, at current rates, will also have an adverse impact in 2006 and 2007. Nonetheless, at current exchange rates, we continue to target double-digit adjusted diluted EPS* growth in 2006 and accelerating double-digit adjusted diluted EPS* growth in 2007."

               Vigorously Defending Pfizer's Intellectual Property

    The company said that later this year it expects a decision in the lawsuit the company brought against Ranbaxy in federal court in Delaware for infringement of our two principal U.S. patents on Lipitor. "We believe that our patents are valid and are being infringed by Ranbaxy and that we presented a compelling case at trial," said Jeffrey Kindler, vice chairman and general counsel. "In many other countries, including Canada and a number of markets in the E.U., we have various patent rights that provide market exclusivity for Lipitor for varying periods. In certain of these countries, our patent rights are being challenged, and we are aggressively defending our position. With respect to challenges in major European markets, a trial was held in Spain in April, and a trial in the U.K. began on July 18. Decisions in both cases are expected later this year."

                        Pfizer Helps Eliminate Blindness,
                  Train Healthcare Workers in Developing World

    Sometimes, a medicine holds the power not just to treat a disease, but to wipe it out entirely. Pfizer's International Trachoma Initiative (ITI) has provided Zithromax to 16 million patients in 11 African and Asian countries with one goal: to eliminate trachoma, the world's leading cause of preventable blindness. ITI helps prevent trachoma by teaching patients about hygiene and by promoting clean water and sanitation. The ITI has trained thousands of healthcare professionals, who have completed 75,000 surgeries to treat advanced cases of trachoma. In Morocco, where ITI has worked the longest, preliminary data suggest that blinding trachoma has already been eliminated in children and will be eliminated in adults later this year.

    To fight HIV/AIDS, Pfizer's Diflucan Partnership donates this anti-infective medication in developing countries to treat infections associated with the disease. The Partnership has treated more than 150,000 patients at more than 1,100 sites in 33 countries in Africa, Asia, the Caribbean, and Latin America. The Partnership also has trained 20,000 healthcare providers to distribute the medicine.

    Around the world, the first step toward healthy living is often learning about wellness and prevention from a healthcare professional. That's especially important in developing countries ravaged by HIV/AIDS. To increase the number of trained healthcare providers in Africa, Pfizer led the creation of the Infectious Disease Institute in Uganda, to help begin addressing barriers to healthcare, access, and treatment in African countries. This treatment and training institute provides the latest standards of care and is strengthening local capacity to provide HIV/AIDS treatment by training 200 healthcare professionals each year from all over Africa.

    Since 2002, more than 50 Pfizer employees have worked as Global Health Fellows to support non-governmental organizations in fighting HIV/AIDS in developing countries. These physicians, epidemiologists, nurses, educators, and business consultants are helping build the infrastructure necessary to provide healthcare in developing countries. Most recently, the company began a partnership with the President's Emergency Plan for AIDS Relief to assist Kenya's health ministry in building organizational capacity needed to receive and effectively use U.S. funding to fight AIDS.

                     Pfizer Investing in a Promising Future

    "I am proud of the efforts -- and progress -- Pfizer colleagues are making around the world in all areas of our business," concluded Hank McKinnell. "Pfizer's continued strong investment during this transition year reflects our optimism about our company's future and the many opportunities available for improving human health."

    For additional details, please see the attached financial schedules, product revenue tables, and supplemental financial information.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of July 20, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the impact of the FDA's decision to require a boxed warning including expanded risk information and the European Medicines Evaluation Agency's decision to require expanded risk information in the Celebrex label; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia, and our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS, excluding discontinued operations, purchase accounting adjustments, merger-related costs, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended April 3, 2005, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. A reconciliation to reported net income and reported diluted EPS is provided within this document. The adjusted income and adjusted diluted EPS measures are not, and should not be, viewed as substitutes for U.S. GAAP net income and diluted EPS.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                            Second Quarter                        Six Months
                                         --------------------    % Incr./    --------------------    % Incr./
                                           2005        2004       (Decr.)      2005        2004       (Decr.)
                                         --------    --------    --------    --------    --------    --------
Revenues                                 $ 12,425    $ 12,274           1    $ 25,516    $ 24,762           3
Costs and expenses:
 Cost of sales                              2,081       1,752          19       4,272       3,546          20
 Selling,
  informational and
  administrative
  expenses                                  4,226       4,258          (1)      8,311       8,191           1
 Research and
  development
  expenses                                  1,875       1,819           3       3,639       3,469           5
 Amortization of
  intangible assets                           859         830           3       1,741       1,653           5
 Merger-related
  in-process research
  and development
  charges                                     260           -           *         262         955         (73)
 Restructuring charges
  and merger-related
  costs                                       270         289          (6)        489         536          (9)
 Other (income)/
  deductions--net                            (207)       (102)        105         831        (145)          *
Income from continuing
 operations before
 (benefit)/provision
 for taxes on income
 and minority
 interests                                  3,061       3,428         (11)      5,971       6,557          (9)
(Benefit)/provision
 for taxes on income                         (413)        582           *       2,222       1,390          60
Minority interests                              2           2           8           5           4          20
Income from
 continuing
 operations                                 3,472       2,844          22       3,744       5,163         (27)
Discontinued operations:
 (Loss)/income from
  discontinued
  operations--net
  of tax                                       (9)         17           *         (22)         30           *
 Gains on sales of
  discontinued
  operations--net
  of tax                                        -           2        (100)         41           2          M+
Discontinued
 operations--net
 of tax                                        (9)         19           *          19          32         (38)
Net income                               $  3,463    $  2,863          21    $  3,763    $  5,195         (28)

Earnings per common share - Basic:
  Income from
   continuing
   operations                            $    .47    $    .38          24    $    .51    $    .69         (26)
  Discontinued
   operations--net
   of tax                                       -           -           -           -           -           -
  Net income                             $    .47    $    .38          24    $    .51    $    .69         (26)
Earnings per common share - Diluted:
  Income from
   continuing
   operations                            $    .47    $    .38          24    $    .51    $    .68         (25)
  Discontinued
   operations--net
   of tax                                       -           -           -           -           -           -
  Net income                             $    .47    $    .38          24    $    .51    $    .68         (25)

Weighted-average shares used to
 calculate earnings per
 common share:
  Basic                                     7,366       7,574                   7,391       7,580
  Diluted                                   7,418       7,664                   7,445       7,672

   *  Calculation not meaningful.
   M+ Change greater than one-thousand percent.
   Certain amounts and percentages may reflect rounding adjustments.

   1. The above financial statement presents the three-month and six-month periods ended July 3, 2005 and June 27, 2004. Subsidiaries operating outside the United States are included for the three-month and six- month periods ended May 29, 2005 and May 23, 2004.

   2. The financial results for the three-month and six-month periods ended July 3, 2005 are not necessarily indicative of the results which ultimately might be achieved for the current year.

   3. As required, the estimated value of Merger-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2005, we expensed $262 million of IPR&D, primarily related to our acquisition of Idun Pharmaceuticals, Inc. on April 12, 2005. In 2004, we expensed $955 million of IPR&D, primarily related to our acquisition of Esperion Therapeutics, Inc. on February 10, 2004.

   4. Other (income)/deductions--net in the first quarter of 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a COX-2-selective inhibitor.

   5. (Benefit)/provision for taxes on income in the second quarter of 2005 includes tax benefits associated with the resolution of certain tax positions and a revised estimate of taxes on the repatriation of foreign earnings.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
        SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

(millions of dollars, except per common share data)

                                            Second Quarter                        Six Months
                                         --------------------    % Incr./    --------------------    % Incr./
                                           2005        2004       (Decr.)      2005        2004       (Decr.)
                                         --------    --------    --------    --------    --------    --------
Reported net
 income                                  $  3,463    $  2,863          21    $  3,763    $  5,195         (28)
Discontinued
 operations
 --net of tax                                   9         (19)          *         (19)        (32)        (38)
Purchase
 accounting
 adjustments
 --net of tax                                 816         523          56       1,438       2,036         (29)
Merger-related
 costs--net of
 tax                                          178         224         (20)        330         351          (6)
Certain
 significant
 items --net
 of tax                                    (1,042)         20           *       1,913          40          M+
Adjusted
 income                                  $  3,424    $  3,611          (5)   $  7,425    $  7,590          (2)
Reported
 diluted
 earnings per
 common
 share                                   $    .47    $    .38          24    $    .51    $    .68         (25)
Discontinued
 operations
 --net of tax                                   -           -           -           -           -           -
Purchase
 accounting
 adjustments
 --net of tax                                 .11         .05         120         .19         .25         (24)
Merger-related
 costs--net
 of tax                                       .02         .03         (33)        .04         .05         (20)
Certain
 significant
 items --net
 of tax                                      (.14)        .01           *         .26         .01          M+
Adjusted diluted
 earnings per
 common share                            $    .46    $    .47          (2)   $   1.00    $    .99           1

   *  Calculation not meaningful.
   M+ Change greater than one-thousand percent.
   Certain amounts and percentages may reflect rounding adjustments.

   1. The above reconciliation presents the three-month and six-month periods ended July 3, 2005 and June 27, 2004. Subsidiaries operating outside the United States are included for the three-month and six-month periods ended May 29, 2005 and May 23, 2004.

   2. Adjusted income and adjusted diluted earnings per common share as shown above reflect the following items:

                                                Second Quarter            Six Months
                                             --------------------    --------------------
(millions of dollars)                          2005        2004        2005        2004
----------------------------------------     --------    --------    --------    --------
Discontinued operations, pre-tax:
  Loss/(income) from discontinued
   operations (a)                            $     14    $    (25)   $     33    $    (45)
  Gains on sales of discontinued
   businesses and product lines (a)                 -          (3)        (65)         (3)
  Total discontinued operations,
   pre-tax                                         14         (28)        (32)        (48)
  Income taxes                                     (5)          9          13          16
          Total discontinued
           operations--net of tax                   9         (19)        (19)        (32)
Purchase accounting adjustments,
 pre-tax:
  In-process research and development
   charges (b)                                    260           -         262         955
  Intangible amortization and other (c)           828         820       1,683       1,623
  Total purchase accounting
   adjustments, pre-tax                         1,088         820       1,945       2,578
  Income taxes                                   (272)       (297)       (507)       (542)
          Total purchase accounting
           adjustments--net of tax                816         523       1,438       2,036
Merger-related costs, pre-tax:
  Integration costs (d)                           191         150         297         254
  Restructuring costs (d)                          58         139         171         282
  Total merger-related costs, pre-tax             249         289         468         536
  Income taxes                                    (71)        (65)       (138)       (185)
          Total merger-related
           costs--net of tax                      178         224         330         351
Certain significant items, pre-tax
  Asset impairment charges and other
   costs associated with the
   suspension of selling Bextra (e)                 -           -       1,213           -
  Operating results of divested
   legacy Pharmacia research
   facility (f)                                     -          32           -          64
  Restructuring charges - Adapting to
   Scale (d)                                       21           -          21           -
  Implementation costs - Adapting to
   Scale (g)                                       33           -          33           -
  Total certain significant items,
   pre-tax                                         54          32       1,267          64
  Income taxes                                    (20)        (12)       (467)        (24)
  Resolution of certain tax
   positions (h)                                 (586)          -        (586)          -
  Tax impact for the repatriation of
   foreign earnings (h)                          (490)          -       1,699           -
         Total certain significant
          items--net of tax                    (1,042)         20       1,913          40

Total discontinued operations,
 purchase accounting adjustments,
 merger-related costs and certain
 significant items--net of tax               $    (39)   $    748    $  3,662    $  2,395

   (a) Included in Discontinued operations--net of tax.
   (b) Included in Merger-related in-process research and development charges.
   (c) Included primarily in Amortization of intangible assets.
   (d) Included in Restructuring charges and merger-related costs.
   (e) Included in Cost of sales ($56 million), Selling, informational and administrative expenses ($5 million) and Other (income)/deductions-net ($1,152 million).
   (f) Included in Research and development expenses.
   (g) Included in Cost of sales ($1 million), Selling, informational and administrative expenses ($21 million), and Research and development expenses ($11 million).
   (h) Included in (Benefit)/provision for taxes on income.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               SECOND QUARTER 2005
                                   (UNAUDITED)
                              (millions of dollars)

                               WORLDWIDE                          U.S.                       INTERNATIONAL
                     ----------------------------    ----------------------------    ----------------------------
                       2005       2004     % Chg       2005       2004     % Chg       2005       2004     % Chg
                     -------    -------   -------    -------    -------   -------    -------    -------   -------
TOTAL
 REVENUES             12,425     12,274         1      6,186      6,595        (6)     6,239      5,679        10

HUMAN HEALTH          10,638     10,704        (1)     5,387      5,886        (8)     5,251      4,818         9

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES             4,471      3,899        15      2,288      1,858        23      2,183      2,041         7

  LIPITOR              2,858      2,363        21      1,680      1,313        28      1,178      1,050        12
  NORVASC              1,156      1,032        12        523        412        27        633        620         2
  CARDURA                155        161        (4)         1          1        (6)       154        160        (4)
  ACCUPRIL/
  ACCURETIC               73        153       (53)         3         81       (96)        70         72        (4)
  CADUET                  41          2        M+         40          2        M+          1          0         *

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS            1,537      2,036       (24)       873      1,434       (39)       664        602        10

  ZOLOFT                 796        789         1        613        608         1        183        181         1
  NEURONTIN              161        782       (79)        35        644       (95)       126        138        (9)
  GEODON                 145        110        32        119         91        30         26         19        39
  XANAX / XR             104         86        21         35         23        57         69         63         8
  ARICEPT **              86         74        16          0          0         -         86         74        16
  RELPAX                  50         38        34         28         21        36         22         17        31
  LYRICA                  38          0         *          0          0         -         38          0         *

- ARTHRITIS
  AND PAIN               547      1,146       (52)       324        773       (58)       223        373       (40)

  CELEBREX               401        728       (45)       306        504       (39)        95        224       (58)
  BEXTRA                 (42)       275         *        (34)       242         *         (8)        33         *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES             1,101      1,125        (2)       520        620       (16)       581        505        15

  ZITHROMAX              424        370        14        294        260        13        130        110        18
  ZYVOX                  153        110        39        106         81        31         47         29        63
  DIFLUCAN               129        285       (55)        (2)       152         *        131        133        (1)
  VFEND                   91         71        28         31         30         3         60         41        46

- UROLOGY                626        583         7        320        320         -        306        263        16

  VIAGRA                 391        389         1        174        201       (13)       217        188        16
  DETROL/
  DETROL LA              222        182        22        142        115        23         80         67        20

- ONCOLOGY               513        369        39        178        164         8        335        205        64

  CAMPTOSAR              233        147        58        123        133        (8)       110         14       696
  ELLENCE                 96         88        10         20         17        13         76         71         9
  AROMASIN                58         31        86         18          8       118         40         23        74

- OPHTHALMOLOGY          341        291        17        102         91        11        239        200        20

  XALATAN /
  XALACOM                341        291        17        102         91        11        239        200        20

- ENDOCRINE
  DISORDERS              263        223        18         82         66        24        181        157        15

  GENOTROPIN             201        180        12         56         47        17        145        133        10

- ALL OTHER              991        894        11        566        498        14        425        396         7

  ZYRTEC /
  ZYRTEC D               355        306        16        355        306        16          0          0         -

- ALLIANCE
  REVENUE
 (Aricept,
  Macugen,
  Mirapex,
  Rebif and
  Spiriva)               248        138        79        134         62       118        114         76        48

CONSUMER
 HEALTHCARE              969        869        12        463        421        10        506        448        13

ANIMAL HEALTH            578        484        19        263        217        21        315        267        18

OTHER ***                240        217        11         73         71         3        167        146        14

   * - Calculation not meaningful.

   ** - Represents direct sales under license agreement with Eisai Co., Ltd.

   *** - Includes Capsugel and Pfizer CenterSource.

   M+ - Change greater than one-thousand percent.

   Certain amounts and percentages may reflect rounding adjustments.

   Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                 SIX MONTHS 2005
                                   (UNAUDITED)
                              (millions of dollars)

                               WORLDWIDE                          U.S.                       INTERNATIONAL
                     ----------------------------    ----------------------------    ----------------------------
                       2005       2004     % Chg       2005       2004     % Chg       2005       2004     % Chg
                     -------    -------   -------    -------    -------   -------    -------    -------   -------
TOTAL
 REVENUES             25,516     24,762         3     13,163     13,744        (4)    12,353     11,018        12

HUMAN HEALTH          22,078     21,745         2     11,593     12,348        (6)    10,485      9,397        12

- CARDIOVASCULAR
  AND METABOLIC
  DISEASES             9,197      8,085        14      4,854      4,123        18      4,343      3,962        10

  LIPITOR              5,932      4,860        22      3,593      2,886        24      2,339      1,974        19
  NORVASC              2,331      2,173         7      1,063        901        18      1,268      1,272         -
  CARDURA                309        309         -          3          4       (30)       306        305         -
  ACCUPRIL/
  ACCURETIC              173        344       (50)        32        205       (84)       141        139         2
  CADUET                  73         30       143         69         30       132          4          0         *

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS            3,129      3,983       (21)     1,827      2,814       (35)     1,302      1,169        11

  ZOLOFT               1,641      1,599         3      1,274      1,252         2        367        347         6
  NEURONTIN              343      1,478       (77)        91      1,214       (92)       252        264        (5)
  GEODON                 282        198        42        231        163        42         51         35        46
  XANAX / XR             206        171        20         69         48        44        137        123        11
  ARICEPT **             170        145        18          0          0         -        170        145        18
  RELPAX                 103         67        53         60         37        62         43         30        41
  LYRICA                  58          0         *          0          0         -         58          0         *

- ARTHRITIS
  AND PAIN             1,184      2,322       (49)       652      1,601       (59)       532        721       (26)

  CELEBREX               813      1,497       (46)       571      1,062       (46)       242        435       (45)
  BEXTRA                  14        545       (97)       (16)       486         *         30         59       (49)

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES             2,583      2,360         9      1,403      1,343         4      1,180      1,017        16

  ZITHROMAX            1,221        837        46        926        595        56        295        242        22
  ZYVOX                  296        207        43        210        154        36         86         53        62
  DIFLUCAN               267        588       (55)         4        329       (99)       263        259         1
  VFEND                  179        135        33         65         56        15        114         79        45

- UROLOGY              1,328      1,218         9        735        690         6        593        528        12

  VIAGRA                 829        805         3        403        420        (4)       426        385        11
  DETROL/
  DETROL LA              474        389        22        321        260        24        153        129        19

- ONCOLOGY               992        680        46        341        290        18        651        390        66

  CAMPTOSAR              445        239        87        227        214         6        218         25       782
  ELLENCE                186        167        11         38         34        11        148        133        11
  AROMASIN               113         55       107         38         12       221         75         43        75

- OPHTHALMOLOGY          674        570        18        206        191         8        468        379        23

  XALATAN /
  XALACOM                673        570        18        206        191         8        467        379        23

- ENDOCRINE
  DISORDERS              521        443        18        170        146        17        351        297        18

GENOTROPIN               404        360        12        119        106        13        285        254        12

- ALL OTHER            1,980      1,801        10      1,129      1,004        12        851        797         7

  ZYRTEC /
  ZYRTEC D               697        605        15        697        605        15          0          0         -

- ALLIANCE
  REVENUE
 (Aricept,
  Macugen,
  Mirapex,
  Rebif and
  Spiriva)               490        283        73        276        146        89        214        137        56

CONSUMER
 HEALTHCARE            1,914      1,673        14        946        838        13        968        835        16

ANIMAL HEALTH          1,073        912        18        482        416        16        591        496        19

OTHER ***                451        432         5        142        142        (1)       309        290         7

   * - Calculation not meaningful.

   ** - Represents direct sales under license agreement with Eisai Co., Ltd.

   *** - Includes Capsugel and Pfizer CenterSource.

   Certain amounts and percentages may reflect rounding adjustments.

   Certain prior year data have been reclassified to conform to the current year presentation.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                    RECONCILIATION FROM REPORTED TO ADJUSTED
                              HUMAN HEALTH REVENUES
                                   (UNAUDITED)

(millions of dollars)

                                        Second Quarter                        Six Months
                                     --------------------    % Incr./    --------------------    % Incr./
                                       2005        2004       (Decr.)      2005        2004       (Decr.)
                                     --------    --------    --------    --------    --------    --------
Total Human
 Health revenues                     $ 10,638    $ 10,704          (1)   $ 22,078    $ 21,745           2
Excluding:
Celebrex                                  401         728         (45)        813       1,497         (46)
Bextra                                    (42)        275           *          14         545         (97)
Dynastat                                    9          11         (21)         20          18           9
Neurontin                                 161         782         (79)        343       1,478         (77)
Diflucan                                  129         285         (55)        267         588         (55)
Accupril/Accuretic                         73         153         (53)        173         344         (50)
Adjusted Human
 Health revenues                     $  9,907    $  8,470          17    $ 20,448    $ 17,275          18

   *  Calculation not meaningful.
      Certain amounts and percentages may reflect rounding adjustments.

    Adjusted Human Health revenues, which excludes the worldwide revenues of COX-2-selective inhibitors and major products which have lost exclusivity in the U.S. within the last year, is an alternative view of our Human Health revenue performance and we believe that investors' understanding of Human Health revenue growth is enhanced by disclosing this performance measure. Neurontin, Diflucan and Accupril/Accuretic recently lost their U.S. exclusivity and, as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Celebrex and Bextra, as a result of recent regulatory evaluation of the risks and benefits of all COX-2 medicines, have also experienced a significant decline in sales. Specifically, the regulatory review of and conclusions regarding Celebrex have resulted in declining sales as physicians evaluate the evolving information on the risks and benefits of all NSAIDs, and on April 7, 2005, the FDA requested the suspension of Bextra sales and marketing based on its assessment of an unfavorable risk/benefit profile due to the additional increased risk of rare, serious skin reactions compared to other NSAIDs. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Human Health product portfolio. Because of its non-standardized definition, this adjusted Human Health revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be, viewed as a substitute for the U.S. GAAP comparison of Human Health revenue growth.

                                   Pfizer Inc
                       Supplemental Financial Information

    1) Impact of Foreign Exchange on Revenues

    A weakening of the U.S. dollar relative to other currencies in the first half of 2005 compared to the first half of 2004, principally the euro, Japanese yen, British pound, and Canadian dollar, favorably impacted second-quarter 2005 revenue growth by $335 million, or 3%, and first-half 2005 revenue growth by $734 million, or 3%.

    Due to the recent strengthening of the dollar versus the major foreign currencies, foreign exchange, at current rates, is not expected to have a material impact on year-over-year growth comparisons in the second half of 2005. In addition, given the recent strengthening of the dollar, Pfizer now expects 2005 revenues for the full year to evidence a modest decline relative to 2004. Notwithstanding the unfavorable impact of foreign exchange, at current foreign-exchange rates Pfizer continues to target 2005 adjusted diluted EPS* of about $1.98. Pfizer now targets 2005 reported diluted EPS of about $1.24.

    2) Cost of Sales Growth

    The primary drivers of the 19% growth in cost of sales in the quarter and the increase in cost of sales as a percentage of revenues, compared to the second quarter of 2004, are unfavorable geographic, segment, and product mix; adverse changes in production volume; and foreign exchange. Cost of sales as a percentage of revenues will remain under pressure throughout 2005.

    3) Costs Relating to Adapting to Scale Productivity Initiative

    We expect the costs associated with this multi-year effort to continue through 2008. Total Adapting-to-Scale-related expenditures expected to be incurred through 2008 are now estimated at between $4 billion and $5 billion, on a pre-tax basis. These costs will include such charges as asset impairments, exit costs, accelerated depreciation charges (primarily associated with plant network optimization efforts), implementation costs (incremental costs of implementing the initiative primarily associated with systems integration activities and the expansion of certain shared support services), and severance costs (including the associated impacts to our benefit plans, including settlements and curtailments).

    4) Other Income and Other Deductions

                                                   Second Quarter            First Half
                                                --------------------    --------------------
   ($ millions)                                   2005        2004        2005        2004
   ----------------------------------------     --------    --------    --------    --------
   Net Interest (Income)/
    Expense                                     $    (53)   $     (2)   $    (70)   $     (2)
   Impairment of Bextra
    -Related Long-Lived
    Assets                                            (3)         --       1,152          --
   Royalties                                         (88)        (96)       (166)       (151)
   Gains on Disposals of
    Investments/Product
    Lines                                            (58)         (2)        (62)         (2)
   Other, Net                                         (5)         (2)        (23)         10
   Other (Income)/Deductions
    -Net                                        $   (207)   $   (102)   $    831    $   (145)

    In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.145 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $7 million.

    5) Effective Tax Rate on Adjusted Earnings

    The effective tax rate in calculating adjusted income* from continuing operations for 2005 is projected to be 23%. The effective tax rate in calculating reported net income from continuing operations in the second quarter reflects a benefit of 13.5% and is impacted primarily by adjustments relating to taxes on repatriation of foreign earnings and the resolution of certain tax positions. These two items do not impact adjusted income.

    6) Tax Impact on Repatriation of Foreign Earnings

    Pfizer's reported net income in the second quarter of 2005 was positively impacted by a net amount of $490 million ($.07 per share) due to two factors relating to taxes on the repatriation of foreign earnings:

    - A reversal of $863 million ($.12 per share) of the $2.2 billion tax charge recorded in the first quarter in connection with the initial repatriation of about $28 billion in foreign earnings, as a result of recent guidance issued by the U.S. Treasury, partially offset by

    - A tax charge of about $373 million ($.05 per share) associated with the repatriation of an additional $8.6 billion in foreign earnings.

    7) Reconciliation of Targeted 2005 Adjusted Income* and Adjusted Diluted EPS* to Targeted 2005 Reported Net Income and Reported Diluted EPS

    ($ billions, except per-share amounts)              Net Income  Diluted EPS
    --------------------------------------------------  ----------  -----------
    Targeted Adjusted Income*/Diluted EPS*              $     14.6  ~$     1.98
    Intangible Amortization and Other                         (2.3)        (.31)
    In-Process R&D Charges (Primarily Idun)                   (0.3)        (.04)
    Merger-Related Costs/Productivity Initiative Costs        (1.0)        (.14)
    Asset Impairment Charges and Other Costs
     Associated with Suspension of Selling Bextra             (0.8)        (.10)
    Tax Impact on Repatriation of Foreign Earnings            (1.7)        (.23)
    Resolution of Certain Tax Positions                        0.6          .08

    Targeted Reported Net Income/Diluted EPS            $      9.1  ~$     1.24

    Pfizer's estimates of 2005 reported net income of $9.1 billion and reported diluted earnings per share of about $1.24, subject to the Disclosure Notice in this report, have been revised from the prior guidance of $7.7 billion and about $1.04. The revision is principally attributable to the resolution of certain tax positions (increase to net income and diluted EPS of $0.6 billion and $0.08), a revised estimate of the cost of repatriating foreign earnings (net reduction in taxes from $2.2 billion and $0.30 EPS impact to $1.7 billion and $0.23) and a revised estimate of merger-related costs/productivity initiative costs (reduction from an after-tax cost of $1.4 billion and $0.18 EPS impact to $1.0 billion and $0.14). These estimates do not reflect the impact of any pending acquisitions, such as Vicuron Pharmaceuticals.

    8) Share-Purchase Program

    We believe that purchase of our stock is an excellent investment opportunity. Since January 1999, Pfizer has purchased more than $30 billion of its common stock. In the second quarter of 2005, the company completed the $5 billion share-purchase program authorized in October 2004 by purchasing approximately 86 million shares at a total cost of about $2.4 billion. On June 23, 2005, Pfizer announced the authorization of a new $5 billion share-purchase program.

SOURCE  Pfizer Inc
    -0-                             07/20/2005
    /CONTACT: Andy McCormick, +1-212-733-5469, or Paul Fitzhenry, +1-212-733-4637, both of Pfizer Inc/
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